CONFIDENTIAL TREATMENT HAS BEEN SUBMITED WITH RESPECT TO CERTAIN PORTIONS OF THIS EXHIBIT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THOSE PORTIONS ARE DESIGNATED BY “*****”

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated for reference October 25, 2006

BETWEEN:

FORBES MEDI-TECH INC., a company having an office at #200 - 750 West Pender Street, Vancouver, B.C. V6C 2T8

(the "Company")

AND:

JOHN J. NESTOR, an individual residing at ***** (address omitted) (“Employee”)

WHEREAS:

A.

The Employee has experience in the area of broad business and scientific management with an emphasis on drug discovery;

B.

Upon the acquisition of TheraPei Pharmaceuticals, Inc., the Company wishes to employ the Employee as a Chief Scientific Officer, and the Employee wishes to provide services to the Company in such capacity;

THEREFORE in consideration of the recitals, the following representations and covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which is acknowledged by each party, the parties agree on the following terms:

1.

EMPLOYMENT

1.1

The Company hereby confirms the employment of the Employee in the position of Chief Scientific Officer (the "Position"), residing in the San Diego area, and the Employee accepts such employment and agrees to carry out the duties and responsibilities specified herein or otherwise required for the Position to the best of his or her abilities and in accordance with the terms and conditions of this Agreement.

2.

DUTIES AND RESPONSIBILITIES

2.1

Initial Duties  The Employee shall, pursuant to this Agreement, perform all duties customarily performed by a Chief Scientific Officer, in a business similar to the Company's business.  In particular, the Employee shall fulfill the specific duties and responsibilities set forth in Schedule "A".

2.2

Position may evolve or vary  The Employee understands and agrees that the above noted duties and responsibilities, and the Employee's Position, may evolve or vary from time to time over the course of the Employee's employment to deal with changing business conditions, corporate expansion or reorganization, and/or an evolving regulatory environment, and consents to such reasonable variations in such duties and responsibilities, and in the Position, as may reasonably be required by the Company from time to time as a result.  The Company shall not be deemed to have waived the right to require the Employee to perform any duties hereunder by assigning the Employee to any other duties or services or by assigning another individual to perform the duties of the Employee.  Employer agrees to be bound by any rules or policies of the Company generally applicable to all California employers.

2.3

Best Efforts  The Employee shall use his or her best efforts to promote the interests of the Company and will perform faithfully, honestly and efficiently and in the best interest of the Company in carrying out such responsibilities.  The Employee shall act in a fiduciary manner including but not limited to his obligations under the Confidentiality and Inventions Agreement of October 25, 2006.

2.4

Full-Time Position  The Position is a full-time position, and accordingly the Employee shall devote his or her full business time to the business and affairs of the Company.

2.5

Reporting  The Employee shall report directly to the President & CEO, or such other persons(s) as may be directed by the President and Chief Executive Officer from time to time.

2.6

Rules and Regulations  The Employee will, subject to the terms of this Agreement, comply promptly and faithfully with the Company's reasonable instructions, directions, requests, and rules and regulations, and the Employee acknowledges and agrees that the Company may, acting reasonably, modify such rules and regulations from time to time to deal with new or changing circumstances.

3.

REMUNERATION AND BENEFITS

3.1

Annual Base Salary  The Employee shall be paid an annual base salary of $225,000 USD per annum (the "Annual Base Salary") for all hours worked, exclusive of bonuses, benefits and other compensation, payable in equal bi-monthly installments in arrears, on the fifteenth day and last days of each month or such other normal payroll dates as may be set for all California employees of the Company.  Should the fifteenth or last day of any month not be a business day, the Employee's salary otherwise due on such date shall be paid to the Employee on the immediately preceding business day.

3.2

Annual Base Salary Increases  The Annual Base Salary of the Employee will be reviewed on an annual basis and, subject to factors such as the financial and operational performance of the Company and the performance of the Employee in carrying out his or her responsibilities hereunder, such Annual Base Salary may be increased.  Should the Company increase the Employee's Annual Base Salary, then the Company may, at its option, require the Employee to execute a new form of Employment Agreement with the Company to reflect such increase.  Additionally, and in further consideration of any increase in the Employee's Annual Base Salary or other compensation, the Company reserves the right to make other modifications and alterations to this Employment Agreement including, but without limitation, alterations to provisions relating to confidentiality, trade secrets, inventions and non-competition.

3.3

Vacation and Other Holidays  The Employee shall be entitled to four weeks' paid vacation each year.  Vacation shall cease to accrue at such time as the Employee has accrued six weeks of vacation (the “Cap”) until Employee has taken vacation such that his accrued vacation time is less than the Cap.  In addition, the Employee shall be entitled to the number of paid holidays provided for under the current policies and procedures of the Company.

3.4

Name and Likeness  The Employee hereby grants to the Company the right to use the Employee's name, likeness and / or biography in connection with the services performed by the Employee under this Agreement and in connection with the advertising or exploitation of any project or product with respect to which the Employee is involved, or otherwise in connection with the business of the Company.

3.5

Stock Options Subject to the acceptance of the Toronto Stock Exchange ("TSE"), the Company shall grant to the Employee options to purchase, 75,000 common shares in the capital stock of the Company for a term of 5 years exercisable at a price to be determined by the Board of Directors of the Company.  Such options shall be subject to and governed by the Company's Stock Option Plan and the rules of the TSE in force from time to time, and shall vest in accordance with such schedule as the Directors of the Company may determine.

3.6

Benefits   In addition to any other compensation or benefits to be received by the Employee pursuant to this Agreement, the Employee shall be entitled to participate in all employee health, medical or other related benefits which the Company shall from time to time provide to its  employees in the United States.

4.

CONFIDENTIALITY AND INVENTIONS

4.1

Confidentiality and Inventions Agreement ("CIA")  The parties have entered into a Confidentiality and Inventions Agreement dated October 25, 2006 (the "CIA").  The Employee acknowledges and agrees that his or her obligations under the CIA are fundamental terms of his or her employment with the Company, and are not superceded by this Agreement but are incorporated by this reference.  Any breach of the CIA by either party shall be deemed to be a breach of this Agreement by such party.

4.2

Modification of CIA  The parties may amend, modify, alter, supplement or replace the CIA from time to time, and acknowledge and agree that the provisions of this Agreement which reference the CIA shall mean and refer to the CIA as so amended, modified, altered, supplemented or replaced.

5.

TERMINATION

5.1

Notice and Severance Period   For purposes of this Section 5:

(a)

“Notice” means notice given by the Company to the Employee terminating the Employee’s employment without cause with the Company; and

(b)            “Severance Period” means that number of months following the date that Notice is given which is set out below:

If Notice is Given:

Then the Severance Period will be:

Prior to one year

    12 months

On or after one year and             14 months

prior to 2 years

On or after 2 years and               16 months

prior to 3 years

On or after 4 years                      18 months.

5.2

Termination on Notice or With Pay in Lieu of Notice  The Company may terminate the Employee in the following circumstances, at the option of the Company:

(a)

on the giving of Notice, and payment of an amount of severance, which the parties agree shall equal the amount of Annual Base Salary otherwise payable during the Severance Period applicable to such Notice as set out in section 5.1, in which case the Employee will cease his or her employment with the Company upon termination; or

(b)

on giving Notice, such Notice period not to exceed one month, provided that at the end of the Notice period actually given, the Employee is paid an amount of severance equal to the amount of Annual Base Salary, as set forth in section 5.1 and beginning at the end of the Notice period,  in which case the Employee will be obligated to continue performing his or her duties and responsibilities only during the notice period actually given.

5.3

Payment of Severance not to exceed 18 months.  If the Company elects to terminate the Employee by a payment of severance in lieu of notice pursuant to Section 5.2(a) herein, or by combination of notice and severance pursuant to Section 5.2(b) herein, then the Company reserves the right to pay the amount of such severance on the dates the Employee would otherwise have received his or her Annual Base Salary had the Employee's employment not been terminated, provided however, that the Company shall not be obligated to provide severance beyond

(a)

that date which is 18 months from the date of Notice; or

(b)

that date upon which the Employee commences full time employment or provides services in excess of one hundred twenty hours per month as an officer or equity owner with another entity.  The Employee, acting in good faith, shall be obligated to notify the Company as to the date upon which he or she is commencing full time employment or an analogous contract;

whichever shall first occur.

5.5

Termination for Cause  The Company may also terminate the Employee's employment under this Agreement for cause at any time upon the occurrence of any of the following events which are deemed by the Company to be just cause, in which case the Company shall pay to the Employee no more than the full amount of compensation accrued pursuant to section 3.1 of this Agreement up to the date of such termination.  “Cause” shall mean that the Board of Directors has determined in good faith that:

(a)

the Employee (i) acted unlawfully, in violation of pre-existing company policy where violation is previously identified as grounds for termination or (ii) repeatedly failed to follow written policies or directives from superiors after receipt of written warning stating that the continuation of such behavior is grounds for termination;

(b)

Employee's conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(c)

an event of substance abuse by the Employee in violation of stated Company policy that has a material and demonstrable detrimental effect on the Company’s reputation and business, or an event of sexual harassment (as defined by Company policy) committed by the Employee, or any similar reprehensible conduct that has a material and detrimental effect on the Company’s reputation or business, which the Company, acting reasonably and responsibly, determines to be incompatible with the Employee's continued employment by the Company;

(d)

the Employee becoming permanently disabled or disabled for a period exceeding 100 consecutive days or 180 days calculated on a cumulative basis over any two year period during the term of this Agreement; or

(e)

the breach or default of any term of this Agreement or the CIA by the Employee if such breach or default has not been remedied to the satisfaction of the Company within 14 days after written notice of the breach or default has been delivered by the Company to the Employee.

5.6

Termination by Employee   The Employee may terminate his or her obligations under this Agreement:

(a)

on 60 days notice in writing, to the Chief Executive Officer or other person to whom the Employee normally reports; or

(b)

upon the breach or default of any term of this Agreement or the CIA by the Company if such breach or default has not been remedied to the satisfaction of the Employee within 14 days after written notice of breach or default has been delivered by the Employee to the Company.

5.7

Payment on Termination by Employee   In the event of the termination of the Employee's employment under section 5.6 of this Agreement, the Company shall pay, on the effective date of termination, the full amount of compensation accrued pursuant to section 3.1 of this Agreement as of the date of termination.

5.8

Additional Payment on Termination by Employee Following a Change of Control   In the event that the Employee terminates his obligations under section 5.6 within 6 months following a Change of Control (as defined below), then, in addition to the payment required under section 5.7, the Company shall, within 10 days of the effective date of termination of the Employee’s employment hereunder, pay to the Employee an amount equal to the amount of Annual Base Salary otherwise payable during the Severance Period applicable under section 5.1 of this Agreement had the date the Employee gave notice of termination to the Company been the date of Notice for purposes of determining the Severance Period.  A “Change of Control” shall be deemed to have occurred when:

(a)

a person other than the current control person of the Company (as that term is defined in the Securities Act (British Columbia), if any, becomes a control person; or

(b)

a majority of the directors elected at any annual or special general meeting of shareholders of the Company are not individuals nominated by the Company's then-incumbent Board.

5.9

Rights in Law and Equity  No remedy herein conferred upon any party is intended to be exclusive of any other remedy available to that party but each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing by law or in equity or by statute.

5.10

Delivery of Company Property  Upon the termination of the Employee's employment with the Company for any reason, the Employee will deliver to the Company all property of the Company in the possession or control of the Employee, including but without limitation, all Confidential Information (as defined in the CIA), security passes, keys and other property belonging to the Company or developed in connection with the business of the Company.

6.

NON-COMPETITION

6.1

Consideration  The Employee acknowledges and agrees that his or her compensation under this Employment Agreement is in consideration of his or her agreement with the restrictive terms of this Section 6 and of the CIA.

6.2

Non-Competition During Employment  During the period the Employee is employed by the Company, the Employee shall not, individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, contractor, landlord, consultant, supplier, lender, financier, shareholder, or in any other manner, directly or indirectly, engage in, carry on or provide services to or otherwise be concerned with any other business in any of the fields of biotechnology, pharmaceuticals, functional foods or nutraceuticals (a "Competitor") provided that this restriction shall not apply to the Employee's ownership of less than 10% of the publicly traded securities of a Competitor.  A Competitor includes but is not limited to development or sale of therapeutic pharmaceuticals for Type 2 diabetes and associated metabolic syndrome or asthma.

7.

MISCELLANEOUS

7.1

Waiver  No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such party.  Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

7.2

Giving Notice  Any notice relating to the Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or delivered by courier to the address of the parties set out on the first page of this Agreement.  Any notice shall be deemed to have been received when delivered.  Each party to this Agreement may change its address for the purpose of this Section by giving written notice of such change in the manner provided for in this Section.

7.3

Governing Law  This Agreement shall be governed by and construed in accordance with the laws of the State of California, which shall be deemed to be the proper law hereof.  The parties hereto hereby submit to the jurisdiction of the courts of British Columbia and California.

7.4

Severability  Any provision of this Agreement which is determined to be void, unenforceable or invalid shall be severable from all other provisions thereof and hereof and shall not be deemed to affect or impair the enforceability of any such other provisions or this Agreement.  In the event any provision of this Agreement contravenes the minimums required by the Employment Standards Act (British Columbia) in effect from time to time, then the minimums set out in the Employment Standards Act (British Columbia) shall apply to to the extent of such contravention.

7.5

Entire Agreement  This Agreement constitutes the entire agreement between the parties hereto and there are no representations and warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein.  This Agreement cannot be amended or supplemented except by a written  agreement executed by both parties hereto.

7.6

Enurement  All of the provisions of this Agreement shall be binding upon the Employee and shall be enforceable by the Company, its successors, affiliates and assigns.  This Agreement may be assigned by the Company without the consent of the Employee. This Agreement is personal to the Employee based upon the singular skill, qualifications and experience of the Employee and is not assignable by him or her.

7.7

Interpretation  Any reference to gender includes all genders, and the singular includes the plural and the body corporate.  No provision of this Agreement shall be construed against any party by virtue of that party having drafted and prepared this Agreement; it being acknowledged and agreed that both parties participated in the negotiation, drafting and preparation of this Agreement.  All headings are inserted for reference only.  References in this Agreement to "this Agreement" means and include any Schedules hereto.

7.8

"Company" includes subsidiaries and affiliates  The term "Company" includes any affiliates, including without limitation, subsidiaries, of the Company.

7.9

Legal and Financial Advice  The Employee hereby represents, warrants and acknowledges to the Company that he or she has had the opportunity to seek and was not prevented nor discouraged by the Company from seeking independent legal and financial advice prior to the execution and delivery of this Agreement.

7.10

Counterparts  This Agreement may be executed in counterparts and such counterparts together shall constitute one and the same instrument.

7.11

Survival  The CIA and any provisions contained herein regarding non-competition following termination of employment shall survive the termination of this Agreement and the Employee's employment with the Company.

IN WITNESS WHEREOF the Parties have duly executed this Agreement in British Columbia, Canada as of the date set out on the first page of this Agreement.

FORBES MEDI-TECH INC.

Per:

/s/ Charles A. Butt

_______________________________

CHARLES A. BUTT

PRESIDENT & CEO

/s/ John J. Nestor

_______________________________

JOHN J. NESTOR

Schedule “A”
CSO Job Description 2006
Department:	PHARMACEUTICAL
Location:	SAN DIEGO / VANCOUVER
Reports to:	PRESIDENT & CEO

JOB DESCRIPTION (Brief Listing of Major Job Duties)

The Chief Scientific Officer will work closely with the Senior Management team to design and oversee the Company’s strategic research & development plan and coordinate research and development efforts.  The CSO provides leadership and direction for pharmaceutical product development, with responsibility for taking the Company’s therapeutic candidates from pre-clinical stage through to Phase II and beyond. The CSO oversees all aspects of product development, including CMC, pre-clinical studies, Regulatory Affairs and Clinical Development.  The CSO is the scientific face of the company to the internal/external scientific, corporate and investment community.

ESSENTIAL FUNCTIONS (Essential Functions & Responsibilities)

	Description	% Time Estimated
1.

Scientific Responsibilities:

➢

Responsible for developing the R&D portfolio, defining the  R&D strategy and priorities on meeting corporate objectives. Communicates effectively and regularly with Senior Management to ensure the R&D strategy fits with the vision and platform of the Company.

❑

Oversees the planning, initiation , direction  and execution  of the company’s scientific research effectively,  on time & on budget.

❑

Leads and supervises the Research Team to meet goals to  reach corporate objectives.

❑

Oversees and directs all aspects of drug development including CMC and pre-clinical GLP/non-GLP studies.

❑

Oversees and participates in the review of clinical protocols, study reports, and documents for regulatory submissions.

❑

Participates in the interpretation and analysis of data from clinical studies.

❑

Participates in discussions and/or meetings with regulatory authorities.

❑

Provides scientific support to the Functional Food and Nutraceutical Team.

***** (amount omitted)
2.

Managerial responsibilities:

❑

Represents  the Research Division to the Senior Management Team

❑

Represents the Scientific Arm of the Company to the BOD, MSAB, Scientific, Corporate and Financial Community.

❑

Ensures high standards of performance, scientific quality and integrity within the Scientific Team.

❑

Selects and hires, with approval of Senior Management, research employees.

❑

Supports the scientific team in work advancement and professional development.

❑

Completes the annual budget of Pharma Division by approving all direct reports budgets

❑

Completes performance reviews of direct reports.

***** (amount omitted)
3.

Corporate Responsibilities:

❑

Interacts with Business Development and corporate partner(s) for the evaluation of in/out licensing opportunities; technical due diligence associated with acquisitions and co-development agreements;

❑

Work closely with legal advisors on enriching and optimizing the company’s intellectual property portfolio

***** (amount omitted)

JOB SPECIFICATIONS (SP = Skills Present) (RT = requires Training)

		SP	RT
1.	Ph.D. in Chemistry, Biology, Pharmacology or related Natural Sciences discipline.
2.	Cardiovascular/ Metabolic Syndrome specialty and exposure
3.	The candidate will be a proven leader in an industrial setting, a strategic thinker, a team player, and effective communicator
4.	Fifteen years of senior leadership experience in the biopharmaceutical industry;
5.	Successful experience in taking products to IND and NDA.
6.	Strong history of scientific leadership. Experience in managing teams of 20+ individuals in persona and remotely
7.	Advanced communication skills, verbal and written.
8.	The Ability to travel frequently, with a minimum of monthly visits to the Vancouver office, or as reasonably necessary.